Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 27th day of June, 2014 by and between Alliance One International, Inc. a Virginia corporation (“AOI”); and Robert A. Sheets (the “Consultant”).

W I T N E S S E T H:

WHEREAS, AOI desires to contract with Consultant in order to obtain his services on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and promises herein expressed, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Term. This Agreement shall commence on July 1, 2014 and shall continue until March 31, 2015, unless sooner terminated as herein provided (the “Term”).

Section 2. Consulting Services. During the Term, Consultant hereby agrees to provide to AOI, on the terms and conditions herein set forth, management consultation, expertise and advice for general Corporate issues, including but not limited to providing management advisory services to the Information Services and Human Resources functional areas (the “Services”). Consultant further agrees to devote such time as may be reasonably necessary to perform the Services, to coordinate his work hereunder with the President and Chief Executive Officer, and to abide by and comply with AOI’s policies as they are communicated to him. In addition, Consultant expressly acknowledges and agrees that he may neither assign his rights and/or obligations under this Agreement nor subcontract any of Services to be performed hereunder, without the Company’s prior written consent.

Section 3. Independent Contractor. The parties understand and agree that each is an independent contractor engaged in the operation of its own respective business, that neither party shall be considered to be the agent, master or servant of the other party for any purpose, and that neither has any general authority to enter into any contract, to assume any obligations or to make any warranties or representations on behalf of the other. Further, nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or a joint venture relationship between Consultant and AOI. As an independent contractor, Consultant shall be free to provide the Services in whatever fashion he deems appropriate consistent with the terms of this Agreement. The parties expressly acknowledge and agree that Consultant is not AOI’s employee, that AOI is not required to provide Consultant with worker’s compensation insurance or other similar insurance coverage, and that Consultant is responsible, inter alia, for the payment of all employment-related taxes and withholdings in connection with his compensation hereunder, including without limitation federal and state income, Social Security, Medicare, unemployment and disability taxes.

Section 4. Compensation. In consideration for the Services to be rendered by Consultant hereunder, AOI hereby agrees to pay to Consultant a monthly rate of Twenty - five Thousand Dollars ($25,000) during the continuation of this Agreement, to be paid by AOI to Consultant on a monthly basis upon receipt of Consultant’s invoice during the Term. Consultant shall submit invoice not later than the 5th business day of the following month. Additionally, Consultant shall invoice and be reimbursed for all reasonable and necessary expenses, including travel, incurred in the performance of the Services.

Section 5. Confidentiality and Nondisclosure. Consultant acknowledges that the management structure and techniques, existing and/or prospective customer information, pricing information, products, goods and services, methods and/or practices of doing business, manner of operation and/or processes, market information, business and marketing plans of AOI and/or AOI’s corporate parent and affiliates (AOI, together with its corporate parent, affiliates, and their respective officers, directors, shareholders, agents, and employees being individually or collectively, the “AOI Group”), and any other secret or confidential information of any kind, nature or description, which is required to be maintained as such for the continued success of the AOI-Group and its business (including without limitation the terms of this Agreement or any exhibits hereto, the Services, or other data of any kind or nature), is valuable, special and proprietary information, and constitutes a unique asset that is collectively deemed to be a trade secret (the “Confidential Information”). Consultant agrees to hold in confidence and not at any time during or after the Term, to disseminate, divulge, disclose or communicate directly or indirectly, information of any kind, nature or description relating in any way to the Confidential Information to any person, firm, corporation, association, limited liability company, partnership, business trust or other entity, governmental unit or agency, or any combination or number thereof, or use for his individual benefit any Confidential Information received or obtained from the AOI-Group, regardless of medium. In addition, Consultant specifically agrees to return to AOI, upon demand, any and all copies and/or derivations of the Confidential Information in any form whatsoever, including without limitation any photocopies, reports, memoranda, and/or electronically created or stored information.

Section 6. Termination. This Agreement shall be terminable by either party upon 60 days prior written notice to the other party hereto.

Section 7. Miscellaneous. This Agreement shall be deemed to have been made and entered into in the State of North Carolina, and shall be governed by and construed in accordance with the laws of such jurisdiction. Accordingly, Consultant irrevocably submits to the nonexclusive jurisdiction of the courts of the United States for the Eastern District of North Carolina, and the courts of the State of North Carolina, and waives any objection to the jurisdiction of such courts on the ground of venue, inconvenient forum, or otherwise, but without prejudice to the right of AOI to commence proceedings against Consultant in any other jurisdiction. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining portion of such provision and the remaining provisions of this Agreement shall be unaffected thereby, and shall remain in full force and effect. Further, this Agreement may not be modified, amended, or changed in any respect except in a writing duly signed by Employer and Employee. No waiver of any of AOI’s rights hereunder shall be deemed to be made unless the same shall be in writing, duly signed on behalf of AOI, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of AOI in any other respect at any other time. This Agreement shall in all respects survive the termination of Consultant’s engagement by AOI, and shall inure to the benefit of, and may be enforced by AOI, its corporate parent, affiliates, and their respective successors or assigns. Finally, the parties agree that all pronouns and any variations thereof herein contained shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, entity or entities, may require.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement in one or more counterparts, as of the day and year first above written

/s/ Robert A. Sheets

Robert A. Sheets

/s/ Laura D. Jones
Alliance One International, Inc.

By:	Laura D. Jones

Title:	VP Human Resources

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